 Exhibit 99.1

Culp, Inc. Names Perry E. Davis to Board of Directors

HIGH POINT, N.C.--(BUSINESS WIRE)--June 26, 2019--Culp, Inc. (NYSE: CULP) today announced that Perry E. Davis was elected to the company’s Board of Directors. His term is effective July 1, 2019, and will expire at the next annual meeting of shareholders, at which time he will be eligible for re-election along with the other directors.

Davis currently serves as Executive Vice President, President – Residential and Industrial Product Segments for Leggett & Platt, Incorporated, a diversified manufacturer that designs and produces engineered products found in most homes and automobiles. He previously served as Senior Vice President, President – Residential Furnishing from 2012 until 2017, Vice President, President – Bedding Group from 2006 to 2012, Vice President, Executive Vice President – Bedding Group and President – U.S. Spring from 2004 to 2005, President – Central Division Bedding Group from 2000 to 2004, and in various other capacities for Leggett & Platt since he joined the company in 1981.

Davis has a bachelor’s degree in marketing and management from Missouri Southern State University.

Commenting on the announcement, Frank Saxon, chairman and chief executive officer of Culp, Inc., stated, “We are delighted to welcome Perry Davis to our Board of Directors as an independent director. His long tenure with Leggett & Platt in a variety of leadership positions for both residential furnishings and bedding divisions makes him an ideal candidate for Culp. He brings extensive corporate and industry experience that will complement the work and expertise of our other members. We look forward to his participation as we focus on executing our growth strategy and delivering greater value for our shareholders.”

Iv Culp, president and chief operating officer of Culp, Inc., added, “We feel very fortunate to have Perry join our Board of Directors and look forward to benefiting from his substantial knowledge and experience in our key markets, as well as his insight regarding the dynamics of operating an international business. Perry is highly regarded in the bedding and furniture industries, and he brings an additional level of expertise that will further enhance Culp’s leadership position in today’s global marketplace.”

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture. The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has operations located in the United States, Canada, China and Haiti.

Contacts

Company Contact: Kenneth R. Bowling
Chief Financial Officer
336-881-5630

Media Contact: Teresa A. Huffman
Vice President, Human Resources
336-889-5161